Exhibit 10.1

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

MUTUAL CONFIDENTIAL SETTLEMENT AND RELEASE AGREEMENT

This MUTUAL CONFIDENTIAL SETTLEMENT AND RELEASE AGREEMENT (“Release Agreement”) is made and entered into as of this 15th day of April 2021 (the “Effective Date”), by and among (i) XOMA (US) LLC (“XOMA” or “Claimant”) and (ii) Affimed N.V., Affimed GmbH (“Affimed”), AbCheck s.r.o. and AbCheck Inc. (collectively, “Respondents”);

WHEREAS XOMA Ireland Limited and Affimed Therapeutics AG entered into a License Agreement dated September 29, 2006 (the “License”);

WHEREAS XOMA is the successor to XOMA Ireland Limited and acquired all of XOMA Ireland Limited’s rights and obligations under the License;

WHEREAS Affimed is the successor to Affimed Therapeutics AG and acquired all of Affimed Therapeutic AG’s rights and obligations under the License;

WHEREAS the State of Delaware has certified that AbCheck Inc., a former corporation organized under the laws of that state, was dissolved and its existence terminated effective February 13, 2020;

WHEREAS Claimant initiated an arbitration against Respondents (the “Arbitration”) administered by [*] Case No. [*], and pending before an arbitral tribunal (the “Tribunal”); and

WHEREAS Claimant and Respondents desire to terminate the License and the Arbitration, and to resolve any and all Claims (as defined herein) between or among them upon the terms and conditions set forth in this Release Agreement;

NOW, THEREFORE, for and in consideration of the foregoing recitals and the consideration contained herein, the adequacy and sufficiency of which are hereby acknowledged, Claimant and Respondents (each a “Party” and together, the “Parties”) agree as follows:

1.Definitions. For purposes of this Release Agreement:

1.1“AFM13” means Affimed’s multivalent bispecific innate-cell engager named AFM13, which specifically targets CD16A and CD30.

1.2“AFM24” means Affimed’s multivalent bispecific innate-cell engager named AFM24, which specifically targets CD16A and EGFR.

1.3“[*]” means Affimed’s [*] innate-cell engager named [*], which [*].

1.4“AFM13 Backup Compound” means and includes any multivalent bispecific innate-cell engager which specifically targets CD16A and CD30, and substitutes for AFM13.

1.5“AFM24 Backup Compound” means and includes any multivalent bispecific innate-cell engager which specifically targets CD16A and EGFR, and substitutes for AFM24.

1.6“[*] Backup Compound” means and includes any [*] innate-cell engager which [*], and substitutes for [*].

1.7“Affimed Collaborator” means and includes any Third Party, including but not limited to any licensee or sub-licensee, with whom Respondents share the economic risk of development or commercialization of the products subject to payments under paragraph 2.1 herein. For the avoidance of doubt, any Third Party who pays Respondents milestones or payments with respect to sales of AFM13, AFM24 or [*] or any of their respective Backup Compounds with respect to the development or commercialization thereof shall be deemed to be an Affimed Collaborator.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.8“Claim” means and includes any and all legal or equitable claims,

cross claims, and counter-claims (including any complaints, suits, petitions or statements of claim in arbitration), causes of action, demands, debts, obligations, promises, allegations of wrongdoing or liability (based on any legal or equitable theories, duties or obligations, any contracts, agreements or understandings, or any other facts and circumstances) and demands for legal, equitable or administrative remedies or relief (including claims for damages, punitive damages, rescission, reformation, restitution, disgorgement, accounting, attorneys’ fees or expenses, interest or costs, pre- and post-judgment interest of every nature and description whatsoever), whether arising under any statutory or case law (no matter whether contractual or non-contractual causes) or the License, or related in any way to the License, that has or could have been, may or could be asserted in or before any court, arbitration, tribunal or administrator, or in any legal or equitable proceeding, regardless of whether they are known or unknown, foreseen or unforeseen, fixed or contingent, matured or unmatured, or liquidated or unliquidated.

1.9“Claimant Released Claims” means and includes all Claims of every nature, character and description, known and unknown, that the Claimant Releasing Parties, or any of them, now owns or holds, has at any time heretofore owned or held, or may at any time own or hold, by reason of, in connection with, relating to or arising out of any act, omission or thing caused or suffered to be done, from the beginning of time through and including the Effective Date, against one or more of the Respondents Releasing Parties, and any Claim that Claimant asserted or could have asserted in the Arbitration, that in any way arises out of, is connected with or relates to: (a) the License; (b) the Arbitration and/or the allegations

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

contained in the Demand for Arbitration dated [*] or subsequent filings made by the Parties therein; or (c) the XOMA Patent Rights or Know-How.1

1.10 “Claimant Releasing Parties” means and includes Claimant and each of its past, current and future Affiliates, predecessors, successors, assigns, limited and general partners, agents, shareholders, members, directors, supervisors, officers, employees, attorneys, accountants, parents and subsidiaries.

1.11 “First Commercial Sale” means and includes the initial transfer by any Respondent and/or Affimed Collaborator or any of their respective Affiliates (either directly or through a Third Party, including without limitation any joint venture or similar arrangement in which any Respondent or any Affimed Collaborator is a participant) of any product subject to payments under paragraph 2.1 herein for value and not for demonstration, testing or promotional purposes.

1.12 “Net Sales” means and includes the gross amount invoiced by any Respondent or Affimed Collaborator or any of their respective Affiliates (either directly or through a Third Party, including without limitation any joint venture or similar arrangement in which any Respondent or any Affimed Collaborator is a participant) to an independent Third Party less the following items:

1.12.1 Trade, cash and quantity discounts actually allowed and taken directly with respect to such sales;

1 Any capitalized terms not otherwise defined herein shall have the meaning assigned to them in the License, which terms are expressly incorporated by reference into this Release Agreement as if fully set forth herein.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.12.2 Excises, sales taxes or other taxes imposed upon and paid directly with respect to such sales (excluding national, state or local taxes based income);

1.12.3 Amounts repaid or credited by reason of rejections, defects, recalls or returns or because of rebates or retroactive price reduction; and

1.12.4 Freight, transportation and insurance.

For the avoidance of doubt, “Net Sales” shall only include sales of the products subject to payments under paragraph 2.1 for therapeutic use, and do not include, for example, the value of sales of any companion diagnostic.

1.13 “Respondents Released Claims” means and includes all Claims of every nature, character and description, known and unknown, that Respondents Releasing Parties, or any of them, now own or hold, have at any time heretofore owned or held, or may at any time own or hold, by reason of, in connection with, relating to or arising out of any act, omission or thing caused or suffered to be done, from the beginning of time through and including the Effective Date, against one or more of the Claimant Releasing Parties, and any Claim that Respondents asserted or could have asserted in the Arbitration, that in any way arise out of, are connected with or relate to: (a) the License; (b) the Arbitration and/or the allegations contained in the Demand for Arbitration dated [*] or subsequent filings made by the Parties therein; (c) Affimed Patent Rights or Affimed Technology; or (d) the XOMA Patent Rights or XOMA Know-How.

1.14 “Respondents Releasing Parties” means and includes Respondents and each of their past, current and future Affiliates, predecessors, successors, assigns, limited and general partners, agents, shareholders, members, directors, supervisors, officers, employees, attorneys, accountants, auditors, parents and subsidiaries.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

2. Payments. In consideration of the termination of the License and the dismissal with prejudice of the Arbitration set forth in paragraph 5, the releases in favor of the Respondents Releasing Parties by the Claimant Releasing Parties set forth in paragraph 4.1, and the releases in favor of the Claimant Releasing Parties by the Respondents Releasing Parties set forth in paragraph 4.2, and in full and final satisfaction of all Claimant Released Claims, the Parties agree that Affimed shall pay to Claimant the following:

2.1Payments on Net Sales of any product containing AFM13, AFM24 or [*] or, if applicable, any of their respective Backup Compounds, whether [*] or [*] for a period of [*] years following, on a country-by-country and compound-by-compound basis, the First Commercial Sale of a product containing such compound at the rates set forth in paragraphs 2.1.1 – 2.1.4;

2.1.1 [*] of Net Sales for products containing AFM13 or any AFM13 Backup

Compound, except when sold in the form described in paragraph 2.1.4;

2.1.2 [*] of Net Sales for products containing [*] or any [*] Backup Compound, except when sold in the form described in paragraph 2.1.4;

2.1.3 [*] of Net Sales for products containing AFM24 or any AFM24 Backup Compound, except when sold in the form described in paragraph 2.1.4; and

2.1.4 [*] of Net Sales of any product containing pre-loaded innate cells containing AFM13, AFM24 or [*] or any of their respective Backup Compounds.

2.2A single milestone payment of [*] for each of AFM13, AFM24 and [*] or their respective Backup Compounds, which shall each be due and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

payable, per compound, upon the first marketing authorization obtained for any product containing such compound and shall be paid within [*] days thereof.

3. The payment obligations pursuant to paragraphs 2.1 and 2.2 herein shall be subject to the following:

3.1Payments; Currency. All payments due hereunder shall be paid by wire transfer in U.S. dollars in immediately available funds to an account designated by XOMA. Payments required pursuant to paragraph 2.1 hereof shall be due and payable when the corresponding Net Sales are received by any Respondent or Affimed Collaborator or any of their respective Affiliates (including without limitation any joint venture or similar arrangement in which any Respondent or any Affimed Collaborator is a participant) and shall be paid (a) in the case of any such Net Sales received by a Respondent or an Affiliate thereof, within [*] days of the date on which the corresponding Net Sales are received by such Respondent or Affiliate, or (b) in the case of any such Net Sales received by an Affimed Collaborator or any of its Affiliates (including without limitation any joint venture or similar arrangement in which any Respondent or any Affimed Collaborator is a participant), within [*] days of the end of each calendar quarter in which the corresponding Net Sales are received by such Affimed Collaborator or Affiliate (or such joint venture or similar arrangement). If any currency conversion shall be required in connection with any payment hereunder, such conversion shall be made by using the exchange rate for the purchase of U.S. dollars quoted in the U.S. version of the Wall Street Journal on the last business day of the calendar quarter to which such payments relate.

3.2Payment Reports. Affimed shall make a written report to XOMA within [*] days of the achievement of each of the milestones set forth in paragraph 2.2,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

stating in each such report the product to which such milestone relates and the specific milestone achieved, including the relevant agency or other regulatory body. After the First Commercial Sale of a product subject to payments under paragraph 2.1, Affimed shall make quarterly written reports to XOMA as follows: (a) within [*] days after the end of each calendar quarter in the case of any Net Sales received by a Respondent or an Affiliate thereof, and (b) within [*] days after the end of each calendar quarter in the case of any Net Sales received by an Affimed Collaborator or any of its Affiliates (including without limitation any joint venture or similar arrangement in which any Respondent or any Affimed Collaborator is a participant), stating in each such report the description and aggregate Net Sales of each such product sold during the applicable calendar quarter. XOMA shall treat all such reports as Confidential Information of Affimed.

3.3Payment Records and Inspection. Prior to First Commercial Sale (on a product-by-product and country-by-country basis), within [*] days following each [*] after the Effective Date, Affimed shall provide a written report to XOMA detailing the current developmental status for each of AFM13, AFM24, and [*] or their respective Backup Compounds. Nothing in the first sentence of this paragraph 3.3 shall require Affimed to provide to XOMA material non-public information that it is prohibited from disclosing to XOMA under applicable law or regulations, including U.S. securities laws and regulations. Affimed shall keep complete, true and accurate books and records for the purpose of determining the amounts payable under this Agreement. Such books and records shall be kept for at least [*] years following the end of the calendar quarter to which they pertain. Upon the written request of XOMA and not more than [*] in each calendar year, Affimed shall permit representatives of [*] firms providing professional accounting and auditing

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

services (“Consultant”) appointed by XOMA and reasonably acceptable to Affimed to have access during normal business hours to such of the records as may be reasonably necessary to verify the accuracy of the payment reports hereunder for any year ending not more than [*] prior to the date of such request. The Consultant shall disclose to XOMA only the results and conclusions of its review and the specific details concerning any discrepancies. No other information shall be shared by the Consultant without the prior consent of Affimed unless disclosure is required by law, regulation or judicial order. Inspections conducted under this paragraph 3.3 shall be at the expense of XOMA, unless an underpayment exceeding [*] of the amount stated for the full period covered by the inspection is identified, in which case all out-of-pocket costs relating to the inspection will be paid promptly by Affimed. Any underpayments or unpaid amounts discovered by such inspections or otherwise will be paid promptly by Affimed, with interest from the date(s) such amount(s) were due at an annual rate equal to the lesser of the prime rate reported by the Bank of America plus [*] or the highest interest rate permitted under applicable law.

4.Releases and Waivers by the Parties.

4.1In consideration for the payments set out in paragraph 2, the terminations provided for in paragraph 5, and the release by Respondents provided for in paragraph 4.2, Claimant, on behalf of itself and the other Claimant Releasing Parties, hereby releases and forever discharges the Respondents Releasing Parties of and from all Claimant Released Claims, except that nothing in this paragraph 4.1 shall release any of the Respondents Releasing Parties from any obligation under this Release Agreement. This release by Claimant shall become effective on the Effective Date.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

4.2In consideration of the terminations provided for in paragraph 5 and the release by Claimant provided for in paragraph 4.1, Respondents, on behalf of themselves and the other Respondents Releasing Parties, hereby release and forever discharge the Claimant Releasing Parties of and from all Respondents Released Claims, except that nothing in this paragraph 4.2 shall release the Claimant Releasing Parties from any obligation under this Release Agreement. This release shall become effective when the release set forth in paragraph 4.1 becomes effective.

5.Termination of the Arbitration and License. On the Effective Date, Claimant shall cause its counsel to submit an email to the Tribunal substantially in the form of Appendix A of this Release Agreement stating that it is withdrawing its claims with prejudice and requesting that the Tribunal terminate the Arbitration. The Parties further agree that the License has terminated. All obligations under the License are accordingly terminated regardless of any language to the contrary in Section 9.5 of the License, except Article 7 (Confidentiality) and Sections 10.1 (Governing Laws), and 10.6 (Notices) of the License shall survive termination.
6.Covenants Not to Sue.

6.1Claimant, on behalf of itself and the other Claimant Releasing Parties, agrees that they will not commence or maintain any lawsuit, claim, demand or proceeding in any jurisdiction that is based upon or related to any of the Claimant Released Claims. Claimant agrees that any actual or alleged breach of this Release Agreement shall not entitle Claimant to revive any Claimant Released Claims, and that Claimant’s sole recourse shall be the enforcement of this Release Agreement.

6.2Respondents, on behalf of themselves and the other Respondents Releasing Parties, agree that they will not commence or maintain any lawsuit, claim, demand or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

proceeding in any jurisdiction that is based upon or related to any of the Respondents Released Claims. Respondents agree that any actual or alleged breach of this Release Agreement shall not entitle Respondents to revive any Respondents Released Claims and Respondents’ sole recourse shall be the enforcement of this Release Agreement.

7.Fees and Costs. The Parties shall each bear their own fees and costs incurred in connection with the Arbitration, and the negotiation and execution of this Release Agreement.
8.Representations and Warranties.

8.1Each of the Parties represents and warrants that it has not assigned to any person, partnership, corporation or other entity any of the Claimant Released Claims or the Respondents Released Claims.

8.2Each of the Parties represents and warrants that, as of the date on which this Release Agreement is executed: (a) it has the legal power, right and actual authority to enter into, and perform all of his or its obligations under, this Release Agreement; (b) all necessary action (corporate, trust, partnership or otherwise) has been taken, and all necessary approvals have been obtained, in connection with the execution of this Release Agreement; and (c) it has the legal power, right and actual authority to be bound by the terms and conditions of this Release Agreement.

8.3Each of the Parties represents and warrants that each person or entity that executes this Release Agreement on behalf of or for the benefit of any other person or entity hereby represents and warrants that he/she/it has all necessary authority to do so.

8.4After consultation with counsel, the Parties expressly waive any and all provisions, rights, and benefits conferred by any law of the United States or any state or territory of the United States, or principle of common law, which may have the effect of limiting

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

the releases set forth herein. The Parties acknowledge and warrant that their execution of this Release Agreement is free and voluntary. Without limiting the generality of the foregoing, the Parties shall be deemed by operation of law to have relinquished to the full extent permitted by law, the provisions, rights and benefits, if any, or California Civil Code § 1542, which provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

The Parties expressly understand and expressly acknowledge, and the released parties by operation of law shall be deemed to have understood and acknowledged, that the significance and consequence of this waiver of § 1542 of the California Civil Code is that even if the Parties should eventually suffer additional losses or harm arising out of related to the License Agreement, the Parties shall not be able to make any claim against each other for those losses or harms. Furthermore, the Parties acknowledge that each of them intends these consequences even as to claims for losses and harms that may exist as of the date of this Release Agreement, but which the Parties do not know exist, and which, if known, would materially affect each Party’s decision to execute this Release Agreement, regardless of whether such lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause. The Parties further acknowledge that the foregoing waiver and inclusion of unknown Claims in the releases was separately bargained for and was an essential element of this Release Agreement.

9. Indemnification.

9.1Claimant agrees to indemnify and hold harmless any Respondents Releasing Parties against any and all Claims (including any brought by Claimant Releasing Parties) or other liabilities, costs, fees and expenses (including attorneys’ fees and expenses) that

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

result or arise from any breach by Claimant of its covenants in paragraph 6 and/or representations and warranties made in paragraph 8.

9.2Respondents agree to indemnify and hold harmless any Claimant Releasing Parties against any and all Claims (including any brought by Respondent Releasing Parties) or other liabilities, costs, fees and expenses (including attorneys’ fees and expenses) that result or arise from any breach by Respondents of their covenants in paragraph 6 and/or representations and warranties made in paragraph 8.

10.Denial of Liability. Each Party acknowledges that this Release Agreement effects a settlement of claims that are denied and contested, and that nothing contained herein shall be construed as an admission of liability by or on behalf of any of the Respondents Releasing Parties, by whom liability is expressly denied. The Parties have entered into this Release Agreement solely for the purpose of avoiding further costly and time-consuming proceedings. Neither this Release Agreement, nor any of the documents or negotiations pertaining to this Release Agreement, shall be admissible in any judicial, arbitral or other proceedings, except a proceeding to enforce the terms of this Release Agreement.
11.Other Provisions.

11.1 Modifications. No modification or amendment of any of the provisions of this Release Agreement shall be effective unless set forth in a writing signed by all Parties. None of the provisions of this Release Agreement may be waived, except by an instrument in writing signed by a duly authorized representative of the Party against whom or which enforcement of such waiver is sought.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

11.2 Other Instructions. Each Party agrees that it will, upon the request of any other Party, execute any instruments or documents, in addition to this Release Agreement, that are reasonably necessary to effectuate the terms and conditions of this Release Agreement.

11.3 Interpretation. This Release Agreement is the product of arms-length negotiations between the Parties, and all Parties have contributed substantially and materially to its preparation. No Party shall be deemed to be the drafter of this Release Agreement, and no provision of this Release Agreement shall be construed against any Party by reason of such Party being, or being deemed to be, the drafter.

11.4 Agreement Announcement. The Parties agree to the release of a press release substantially in the form attached hereto as Appendix B to be issued on or after April 15, 2021, and that each Party may make reference in public statements to XOMA’s potential receipt of milestone and additional payments of undisclosed amounts on the products under the Release Agreement, except that the Parties shall not disclose that [*]. For the avoidance of doubt, the parties agree not to disclose [*] or that [*] except as permitted by parts (b)-(e) of paragraph 11.5 of this Release Agreement.

11.5 Confidentiality. Except as expressly provided herein, the Parties agree to keep strictly confidential the Release Agreement, each of its terms, and all documents, discussions and negotiations relating thereto, including, for the avoidance of doubt, any information exchanged pursuant to paragraphs 3.1 to 3.3 of the Release Agreement. The Parties and their counsel shall not disclose the terms of this Release Agreement, or any documents or negotiations relating thereto, to any person or entity, except (a) pursuant to paragraph 11.4 of this

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Release Agreement; (b) to any of his or its counsel, tax or financial advisers, insurers, accountants, present and future bona fide potential investors, directors or auditors who agree to be bound by this paragraph 11.5 or are otherwise subject to equivalent professional requirements of confidentiality, (c) in response to the lawful process of any judicial or other regulatory or governmental authority, (d) to enforce the provisions of this Release Agreement, or (e) to the extent disclosure is required by law, including but not limited to the extent required by applicable law or regulation for purposes of complying with listing obligations or regulatory requirements. Should XOMA seek to make any disclosure with express reference to [*] under parts (b)-(e) of this paragraph, XOMA shall first notify Affimed of the intended disclosure. Following receipt of such notice, Affimed shall have at least [*] to comment upon the intended disclosure prior to its issuance. Except as expressly permitted by paragraph 11.4 and this paragraph 11.5, the Parties also shall not, at any time, make or cause to be made in any public forum, directly or indirectly, any oral or written statements about the other Party with respect to the Arbitration or the filings made therein by the Parties, including, but not limited to, statements that are intended or reasonably likely to disparage any Party, or otherwise degrade, discredit, or harm such other Party’s reputation.

11.6 Counterparts. This Release Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. Signatures delivered by electronic means shall be effective as originals.

11.7 Governing Law. This Release Agreement and any claims or disputes arising hereunder shall be governed by and interpreted in accordance with the internal laws of the State of New York, without regard to principles of conflict of laws.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

11.8 Arbitration. Any dispute, controversy, or claim arising out of, relating to, or in connection with this Release Agreement and/or the License, including with respect to the formation, applicability, breach, termination, validity or enforceability thereof shall be resolved by arbitration. The arbitration shall be conducted by three neutral arbitrators in accordance with [*] in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the Parties. The claimant shall nominate an arbitrator in its request for arbitration. The respondent shall nominate an arbitrator within [*] days of the receipt of the request for arbitration. The two arbitrators nominated by the Parties shall, with input from the Parties, nominate a third arbitrator within [*] days after the nomination of the later-nominated arbitrator. The third arbitrator shall act as chair of the tribunal. If any of the three arbitrators are not nominated within the time prescribed above, then the [*] shall appoint the arbitrator(s). The seat of the arbitration shall be [*]. The arbitration award shall be final and binding on the Parties, and the Parties undertake to carry out any award without delay. Judgment upon the award may be entered by any court having jurisdiction of the award or having jurisdiction over the relevant Party or its assets. The arbitral tribunal shall have the authority to award, in its discretion, part or all of the expenses of any arbitration pursuant to this paragraph 11.7, including fees and expenses of the prevailing party’s attorneys, fees and expenses of the arbitrators, and fees and expenses of any witness or the cost of any proof produced at the request of the arbitrators, to the prevailing party.

11.9 Notices.All notices, requests and other communications hereunder shall be in writing and shall be delivered or sent in each case to the respective address

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

specified below, or such other address as may be specified in writing to the other party hereto, and shall be effective on receipt:

XOMA (US) LLC

2200 Powell Street Suite 310

Emeryville, CA 94608

USA

Attn: James R. Neal, Chief Executive Officer

Affimed GmbH

Im Neuenheimer Feld 582

69120 Heidelberg

Germany

Attn: Adi Hoess, Chief Executive Officer

11.10 Evidentiary Rules. The Parties agree that the protections afforded compromises and offers to compromise by Rule 408 of the U.S. Federal Rules of Evidence and analogous principles of state law apply to this Release Agreement, all written and oral negotiations that preceded the execution of this Release Agreement and all written and oral communications concerning this Release Agreement and/or its implementation.

11.11 No Third Party Beneficiaries. Except as expressly provided in this Release Agreement, this Release Agreement does not create, and shall not be construed as creating, any rights enforceable by any person, partnership, corporation or other entity not a signatory to this Release Agreement. Notwithstanding the preceding sentence, all of the Claimant Releasing Parties and Respondents Releasing Parties who are not Parties shall be deemed third-party beneficiaries of this Release Agreement to the extent it provides for release of any Claims against them.

11.12 Severability. If any term, covenant or condition of this Release Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (a) the remainder of this Release Agreement, or the application

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Release Agreement shall be valid and be enforced to the fullest extent permitted by law or equity; and (b) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Release Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Release Agreement are to be effectuated.

12. Entire Agreement. This Release Agreement, including the Appendices hereto and those provisions of the License incorporated herein, set forth the entire agreement among the Parties with regard to the subject matter hereof. All agreements, covenants, representations and warranties, express or implied, oral or written, of the Parties with regard to the subject matter hereof are contained herein and in the Appendix hereto. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by any Party to any other Party with respect to the subject matter of this Release Agreement. All prior and contemporaneous conversations, negotiations, possible and alleged agreements and representations, covenants and warranties with respect to the subject matter hereof are waived, merged into this Release Agreement and the Appendices hereto, and superseded by those documents. This is an integrated agreement.

IN WITNESS WHEREOF, the Parties have caused this Release Agreement to be executed as of the Effective Date.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

XOMA (US) LLC By: /s/ James R. Neal Name: James R. Neal Title: Chief Executive Officer	Affimed N.V. By: /s/ Adi Hoess /s/ Arndt Schottelius Name: Dr. Adi Hoess Dr. Arndt Schottelius Title: : CEO CSO
Affimed GmbH By: /s/ Adi Hoess /s/ Arndt Schottelius Name: Dr. Adi Hoess Dr. Arndt Schottelius Title: CEO CSO	AbCheck s.r.o. By: /s/ Volker Lang Name: Volker Lang Title: Managing Director
AbCheck Inc. By: /s/ Denise M. Mueller Name: Title

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Appendix A to the Mutual Confidential Settlement and Release Agreement By Email

[*]

April __, 2021

RE: [*] Case No. [*] | Settlement of Dispute and Withdrawal of Claims Dear Members of the Tribunal:

We write on behalf of XOMA (US) LLC, Claimant in the above-referenced proceeding (the “Arbitration”), to inform the Tribunal that on April __, 2021, the parties to the Arbitration executed a definitive Mutual Confidential Settlement and Release Agreement (the “Release Agreement”). Pursuant to that Release Agreement, Claimant hereby withdraws its claims in the Arbitration with prejudice, and respectfully requests that the Tribunal terminate the Arbitration with prejudice.

The parties have agreed to bear the arbitration costs (including the [*] administrative charges and the Tribunal’s fees and expenses) in equal share.

Respectfully submitted,

[Claimant’s counsel]

cc:[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Appendix B to the Mutual Confidential Settlement and Release Agreement

XOMA’s Royalty Portfolio Grows with Addition of Three Royalty Assets

EMERYVILLE, Calif., April 15, 2021 (GLOBE NEWSWIRE) – XOMA Corporation (Nasdaq: XOMA), today announced its portfolio of potential future milestone and royalty assets has increased with the addition of three Affimed N.V. (Nasdaq: AFMD) innate cell engager (ICE®) programs for which XOMA could receive future economics. In 2006, Affimed licensed certain XOMA technologies to further its research and discovery efforts.

“It’s always exciting to see XOMA’s legacy technology license agreements mature into clinical-stage drug candidates that may generate economic benefits for XOMA in the future. We’re delighted to add AFM13, AFM24, and an undisclosed clinical-stage partnered asset to XOMA’s portfolio,” stated Jim Neal, Chief Executive Officer at XOMA.

●	AFM13, which has Orphan Drug designation from the U.S. Food and Drug Administration, is a first-in-class CD30/CD16A ICE® generated from Affimed’s ROCK® platform that induces specific and selective killing of CD30-positive tumor cells by engaging and activating natural killer (NK) cells and macrophages, thereby leveraging the power of the body’s own innate immune system. Affimed currently is studying AFM13 in combination with cord blood-derived allogeneic natural killer cells in cooperation with the MD Anderson Cancer Center in Houston.
●	AFM24 is a tetravalent, bispecific EGFR- and CD16A-binding ICE® also generated from Affimed’s ROCK® platform. AFM24 uses the cytotoxic potential of the innate immune system by redirecting and activating NK cells and macrophages to kill EGFR-positive cancer cells through antibody-dependent cellular cytotoxicity (ADCC) and antibody-dependent cellular phagocytosis (ADCP), respectively.

XOMA is eligible to receive undisclosed payments on future commercial sales of each of the three ICE® molecules and any pre-loaded NK cells containing the ICE® molecules. Additionally, XOMA is eligible to receive an undisclosed milestone for each program on achieving marketing approval.

About XOMA Corporation

XOMA has built a significant portfolio of products that are licensed to and being developed by other biotech and pharmaceutical companies. The Company’s portfolio of partner-funded programs spans multiple stages of the drug development process and across various therapeutic areas. Many of these licenses are the result of XOMA’s pioneering efforts in the discovery and development of antibody therapeutics. The Company’s royalty-aggregator business model includes acquiring additional milestone and royalty rights associated with drug development programs with third-party funding. For more information, visit www.xoma.com.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Appendix B to the Mutual Confidential Settlement and Release Agreement

Safe Harbor Statement

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the potential of XOMA’s portfolio of partnered programs and licensed technologies generating substantial milestone and royalty proceeds over time, creating additional value for the stockholders, cash sufficiency forecast, economic outlook, and potential impact of the COVID-19 pandemic. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry, including those related to the fact that our product candidates subject to out-license agreements are still being developed, and our licensees may require substantial funds to continue development which may not be available; we do not know whether there will be, or will continue to be, a viable market for the products in which we have an ownership or royalty interest; if the therapeutic product candidates to which we have a royalty interest do not receive regulatory approval, our third-party licensees will not be able to market them, and the impact to the global economy as a result of the COVID-19 pandemic. Other potential risks to XOMA meeting these expectations are described in more detail in XOMA's most recent filing on Form 10-K and in other SEC filings. Consider such risks carefully when considering XOMA's prospects. Any forward-looking statement in this press release represents XOMA's views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. XOMA disclaims any obligation to update any forward- looking statement, except as required by applicable law.

EXPLANATORY NOTE: Any references to “portfolio” in this press release refer strictly to milestone and/or royalty rights associated with a basket of drug products in development. Any references to “assets” in this press release refer strictly to milestone and/or royalty rights associated with individual drug products in development. References to royalties or royalty rates strictly refer to future potential payment streams regardless of whether or not they are technically defined as royalties in the underlying contractual agreement; further, any rates referenced herein are subject to potential future contractual adjustments.

As of the date of this press release, all assets in XOMA’s milestone and royalty portfolio are investigational compounds. Efficacy and safety have not been established. There is no guarantee that any of these assets will become commercially available.

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Investor contacts:

Gitanjali JainJuliane Snowden

Solebury TroutXOMA

+1-646-378-2949+1 646-438-9754

jojawa@soleburytrout.comjuliane.snowden@xoma.com

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Appendix B to the Mutual Confidential Settlement and Release Agreement

Media contact:

Kathy Vincent

KV Consulting & Management

+1 310-403-8951

kathy@kathyvincent.com

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.